Exhibit 99.1

KULR Technology Group and ParaZero Enter a Working Strategic Partnership for KULR VIBE to Serve Military and Drone Markets

SAN DIEGO / GLOBENEWSWIRE / December 05, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, and ParaZero Technologies Ltd. (Nasdaq: PRZO) (“ParaZero”), an aerospace company focused on drone safety systems for commercial drones and urban air mobility aircraft, today announced a working partnership to leverage ParaZero's business network within the defense industry for applying KULR's vibration reduction technology ("KULR VIBE") on helicopter and rotorcraft fleets.

By integrating KULR VIBE's software with ParaZero's SafeAir and SmartAir Trinity solutions for a combined product, the companies aim to achieve increased drone performance, operational efficiency, and improve safety to set a new standard for the industry.

The singular focus of this collaboration is safety, ParaZero's SafeAir system applies real-time data analytics and independent sensors to identify and mitigate flight risks autonomously and increase safety for bystanders while protecting the loss of expensive drones, equipment, and payloads. Likewise, precise vibrational control is critical for helicopters and high performance unmanned aerial applications to operate safely and achieve mission critical success.

KULR VIBE's Technology Incorporates Artificial Intelligence and On-Aircraft Sensors to Mitigate Helicopter Vibrations. (Photo: KULR)

KULR VIBE is a track-and-balancing technology employing artificial-intelligence-driven algorithms to pinpoint and correct excess vibration in a rotorcraft system. KULR VIBE removes significant vibrations which is negative energy for helicopters and drones that reduce flight range and aerial efficiency. In addition to KULR’s historical helicopter solutions, both companies see applications for KULR VIBE in eVTOL aircrafts and unmanned aircraft systems. The KULR VIBE advantage in serving the UAS ("Unmanned Aerial Systems") market is increased battery time by up to 35% and increased payload lift by 38%. Additionally, both the laser guidance and optical systems become more stable to allow for significantly more precise performance. This is key when working in close quarter environments to reduce collateral events.

KULR VIBE stops extreme cases of excess vibrations causing catastrophic damage to drones and helicopters by reducing mechanical fatigue that leads to system malfunctions, weakened performance, and maintenance issues that increase downtime, maintenance cost, and pilot fatigue.

Both companies are leaders in their fields including success stories in the defense, safety, and commercial sectors.

Just last month ParaZero announced that an Australian commercial drone operator and training organization, OVRL, secured landmark authorization from the Civil Aviation Safety Authority (CASA), using ParaZero’s advanced safety system. This was the first time in Australia that drones were approved to fly over urban landscapes and crowds. And in September of this year, ParaZero announced the U.S. Federal Aviation Administration (FAA) had granted a ParaZero customer an airworthiness Type Certification, a historic milestone that will streamline continuous operational approvals for broad flight operations, including fully autonomous missions, operations over people, and beyond visual line of sight operations. The certification verified the compliance of the aircraft's design with the required FAA airworthiness standards, ensuring safe operations within the National Airspace System ("NAS"). More recently, ParaZero unveiled a pioneering AI-driven avionics system, SmartAir Trinity, setting a new standard for drone safety within the defense sector. This advanced technology offers real-time malfunction detection and critical mission analytics, ensuring a robust solution to support operational security for defense drones.

KULR VIBE has a long history of success serving the United States Department of Defense ("DoD"), recently identifying and remedying vibration problems on two Bell AH-1Z Viper attack helicopters and one Bell Boeing Osprey V-22 tiltrotor aircraft at Marine Corps Base Camp Pendleton in Southern California. In other related projects, KULR VIBE reduced vibration by 95% for USAF H-60 helicopters and reduced track and balanced maintenance tasks by 70% all while increasing efficiency and fleet readiness.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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